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                                                                    Exhibit 99.1

[TECO Energy Logo]



                                                           FOR IMMEDIATE RELEASE

Contact:  Investor Relations: Mark Kane - (813) 228-1772
          News Media:   Laura Plumb - (813) 228-1572
          Internet: www.tecoenergy.com

TECO Energy Reports on Exposure to Enron
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TAMPA, December 7, 2001 TECO Energy, Inc. (NYSE: TE) today reported on its exposure relating to the Enron Corp. bankruptcy filing. TECO Energy believes it has exposures in operations from trade payables and other trading positions due to the Enron bankruptcy totaling $3.5 million or less after tax at TECO Power Services (TPS), Peoples Gas System and its new gas marketing subsidiary, Prior Energy. The effect of these exposures is not material and is not expected to impact net income in 2001.

The Enron subsidiary NEPCO is currently constructing four merchant power stations for TPS. Earlier today, it was reported that Enron Engineering and Operational Services (EEOS), formerly known as Enron Engineering and Construction Company, has filed for bankruptcy. This entity is NEPCO's parent, however NEPCO has not filed for bankruptcy, and has told TPS that it has no plans to do so. EEOS has no connection with the TPS projects.

Two of the NEPCO projects, Union Power and Gila River, which are sponsored by a joint venture of TECO Energy and Panda, have financing in place with a syndicate of banks. The other two projects, Dell and McAdams, are owned by TPS and were in the process of being financed. NEPCO is continuing its work to build these power plants, and currently all four projects are ahead of schedule and on budget.

As part of Enron's centralized cash management procedure, NEPCO's cash was swept by Enron before being applied to pay project costs. As a result of these sweeps, net of NEPCO profit and contingency amounts, there appears to be a potential aggregate capital cost overrun for the four projects of approximately $61 million. Because these increased costs are well within the contingency amounts included as part of the original estimated project costs of $3.4 billion, TPS does not expect the total capital costs to exceed the previously disclosed estimated costs for these projects. Additionally, TPS is evaluating its rights to recover from Enron.

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TPS and Panda have reached a series of agreements with NEPCO for the projects.
These agreements provide for the construction of the four plants to continue on schedule, and within the estimated total project cost amounts. These revisions allow TPS to make direct payments to subcontractors and suppliers, allow for no profit or markup to NEPCO and call for 10 percent cash retainage on all future payments to NEPCO.

The bankruptcy of Enron, as guarantor under the construction contracts, permits the project lenders to stop funding construction unless the condition is cured or waived. TPS and Panda are working with the project lenders to obtain the necessary approvals to permit continued funding, and resolution is expected shortly.

The uncertainties arising from the Enron bankruptcy have also delayed TPS' ability to complete a proposed multi-project financing for the Dell and McAdams projects and the Frontera Power Station, which is in operation. TPS is continuing to fund construction of the Dell and McAdams projects with equity contributions and will seek to finance them as well as Frontera in the future.

Note: This press release contains forward-looking statements which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that, if not achieved, could cause actual results to differ materially from those projected in these forward-looking statements include: continued performance under the contracts by NEPCO; the lenders providing the necessary approvals to continue funding; and completion of the projects within the projected schedules and cost estimates. While the information in this press release contains TECO Energy's beliefs based on currently available information, there are many variables involved and TECO Energy is unable to predict precisely at this time the ultimate effect of Enron's financial difficulties on TECO Energy's businesses.